Toni Perazzo
Chief Financial Officer
(650) 340-1888 FOR IMMEDIATE RELEASE


            AEROCENTURY CORP. REPORTS THIRD QUARTER 2005 RESULTS AND
                     EXTENSION OF REVOLVING CREDIT FACILITY

         (BURLINGAME, CA), November 1, 2005 -- AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported results for third quarter 2005 and the extension of the Company's revolving credit facility.

Operating results

         For the quarter ended September 30, 2005, the Company reported increased revenues of $3.0 million compared with revenues of $2.5 million for the same period a year ago. For the nine months ended September 30, 2005, the Company reported increased revenues of $8.3 million compared with revenues of $6.9 million for the first nine months of 2004.

         The Company reported net income of $52,100 or $0.03 per share for the third quarter of 2005 versus a net loss of $(577,240) or $(0.36) per share for the third quarter of 2004. The Company reported net income of $137,820 or $0.09 per share for the first nine months of 2005 versus a net loss $(477,000) or $(0.31) per share for the first nine months of 2004.

         The 2005 revenues for both the nine-month and three-month periods were higher than 2004 primarily because of the combined effect of operating lease revenue from aircraft purchased beginning in April 2004. This increase was partially offset by the sale of a pool of turboprop engines at the end of 2004, aircraft that were on lease in 2004 but off lease during 2005, and lower lease rates for several aircraft in 2005.

         The nine-month period in 2005 included a loss on sale of aircraft and aircraft engines of approximately $60,000 in February as a result of a sale of a deHavilland DHC-7 aircraft. There were no sales during the third quarter of 2005. The three-month and nine-month periods in 2004 included a net gain on sale of aircraft and aircraft engines of approximately $21,000 as a result of two asset sales in the third quarter.

         Other income was approximately $206,000 lower in the three-month period in 2005 versus 2004, primarily as a result of lower interest income in 2005, payments received in 2004 on one of the Company's notes receivable and the partial reversal of a note receivable allowance in 2004. Other income was approximately $226,000 lower in the nine-month period in 2005 versus 2004, primarily for the same reasons, the effect of which was partially offset by the reversal in 2005 of previously accrued maintenance expenses.
                                                                     (more)

         Depreciation was approximately $136,000 and $297,000 higher in the three-month and nine-month periods, respectively, in 2005 versus the same periods in 2004 and management fees were approximately $95,000 and $247,000 higher in the three-month and nine-month periods, respectively, in 2005 versus the same periods in 2004 primarily because of the purchase of aircraft beginning in April 2004 and during 2005, the effect of which was partially offset by asset sales.

         Interest expense was approximately $270,000 and $726,000 higher in the three-month and nine-month periods, respectively, in 2005 versus the same periods in 2004 primarily as a result of higher market interest rates and a higher average principal balance during 2005.

         Maintenance expense was approximately $228,000 and $271,000 lower in the three-month and nine-month periods in 2005 versus the same periods in 2004, respectively. The Company incurred maintenance expense in 2005 for storage and preparation of several aircraft for re-lease. In 2004, maintenance expense was comprised primarily of estimated costs necessary to ready two aircraft, which were returned early by a lessee, for re-lease.

         Professional fees and general and administrative expenses were approximately $127,000 and $145,000 lower in the three-month and nine-month periods, respectively, in 2005 versus the same periods in 2004 primarily because of lower legal fees. This decrease was partially offset by higher accounting fees.

         The Company's insurance expense for off-lease aircraft and aircraft engines varies depending on the type of aircraft and engines insured during each period and the length of time each asset is insured. As a result of the combination of assets insured during each period, insurance expense was approximately $4,000 lower in the three-month period in 2005 versus the same period in 2004 and approximately $40,000 higher in the nine-month period in 2005 versus the same period in 2004.

         Included in net income for the nine-month period in 2005 was bad debt expense of approximately $88,000 to fully reserve the balance of a note receivable from a former lessee, based on a notice received from the lessee's parent that it had filed for reorganization. The Company recorded no bad debt expense in the three-month period in 2005. Included in net income for the three-month and nine-month periods in 2004 was bad debt expense of approximately $146,750 in connection with the early return during September 2004 of two aircraft.

         Included in net income for the nine-month period of 2005 was an impairment charge of approximately $12,000 for one aircraft, based on its estimated net sale proceeds pursuant to an agreement to sell the aircraft in April 2005. There were no impairment charges in the three-month period in 2005. Included in net income for the three-month and nine-month periods of 2004 was an impairment charge of approximately $463,000 related to one of the Company's leased aircraft.

Extension of revolving credit facility

         The Company has reached agreement with its banking syndicate to extend the maturity date of its credit facility from October 31, 2005 to November 9, 2005 and is negotiating a renewal. The full text of the extension agreement has been filed as an exhibit to the Company's Form 8-K report on the event, available through the SEC's online EDGAR system and on the Company's website at http://www.aerocentury.com.

         AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company's aircraft and engines are on lease to regional airlines and commercial users worldwide.
                             (See tables following.)

                                AeroCentury Corp.
                         Selected Financial Information
                                   (Unaudited)

                                              For the                For the         For the Nine            For the Nine
                                           Quarter Ended          Quarter Ended      Months Ended            Months Ended
                                        September 30, 2005     September 30, 2004   September 30, 2005     September 30, 2004
                                        ------------------     ------------------   -----------------      ------------------
Summary of Operations:
Operating lease revenue                         $ 2,956,410            $ 2,246,260      $ 8,216,510             $ 6,563,800
Gain / (loss) on disposal of aircraft
and aircraft engines                                      -                 21,070         (59,550)                  21,070
Other income                                            130                205,970           94,600                 320,270
                                                 ----------           ------------       ----------              ----------
Total revenues                                    2,956,540              2,473,300        8,251,560               6,905,140
                                                  ---------           ------------        ----------             ----------

Depreciation                                      1,030,030                893,700        2,935,430               2,638,060
Interest                                            877,000                606,510        2,456,860               1,730,600
Management fees                                     594,470                499,730        1,705,960               1,459,140
Maintenance                                         169,440                397,870          219,870                 490,850
Professional fees and
  general and administrative                        129,500                256,690          405,420                 550,820
Insurance expense                                    75,160                 79,230          242,140                 202,450
Bad debt expense                                          -                146,750           88,110                 146,750
Provision for impairment                                  -                463,300           12,180                 463,300
                                                  ---------            -----------       ----------               ---------
Total expenses                                    2,875,600              3,343,780        8,065,970               7,681,970
                                                  ---------            -----------       ----------               ---------
Income / (loss) before taxes                         80,940             ( 870,480)          185,590               (776,830)

Tax provision / (benefit)                            28,840              (313,240)           47,770               (299,830)
                                                     ------            -----------       ----------               ---------


Net income / (loss)                              $   52,100            $( 557,240)        $ 137,820            $ ( 477,000)
                                                 ==========            ===========        =========            ============
Weighted average common
     shares outstanding                           1,543,257              1,543,257        1,543,257               1,543,257
                                                  =========              =========        =========               =========
Earnings / (loss) per share                        $   0.03             $  ( 0.36)         $   0.09               $  (0.31)
                                                  =========              =========        =========               =========

                                        September 30, 2005              December 31,2004            September 30, 2004
                                        ------------------              ----------------            ------------------


Summary Balance Sheet:
Total assets                                   $ 86,519,160                $ 83,931,530            $ 72,726,270
Total liabilities                              $ 67,584,160                $ 65,134,350            $ 54,672,460
Shareholders' equity                           $ 18,935,000                $ 18,797,180            $ 18,053,810

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